Exhibit 3.68

CERTIFICATE OF FORMATION

OF

MEDIA BY NUMBERS, LLC

1. The name of the limited liability company is MEDIA BY NUMBERS, LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of MEDIA BY NUMBERS, LLC this 2 day of October, 2008.

/s/ Lorie Gleim
Lorie Gleim, Authorized Person